Exhibit 12 (a) 1

                          CENTRAL POWER AND LIGHT COMPANY
                         RATIO OF EARNINGS TO FIXED CHARGES
                            FOR YEARS ENDED DECEMBER 31

                                   1994     1993     1992     1991       1990
                                            (thousands except ratios)
Operating income                $256,251  $190,079 $266,665 $249,573   $162,527
Adjustments:
  Federal income taxes            51,329   (18,954)  34,726   42,869     (2,914)
  Provision for deferred
    federal income taxes          26,659    90,520   48,610   36,821    103,326
  Deferred investment tax
    credits                       (5,789)   (5,806)  (5,837)  (5,831)    (6,103)
  Other income and deductions      1,272     1,663      890    2,522     (1,687)
  Allowance for borrowed and
    equity funds used during
    construction                   3,689     2,618    1,171    2,124      1,057
  STP carrying costs                  --        --       --       --    185,078
  Mirror CWIP amortization        68,000    75,702   82,527   96,671         --
      Earnings                  $401,411  $335,822 $428,752 $424,749   $441,284


Fixed charges:
  Interest on long-term debt    $111,408  $112,939 $125,476 $124,987   $126,584
  Interest on short-term debt
    and other                     12,365    11,993    7,266    8,697     15,521
       Fixed Charges            $123,773  $124,932 $132,742 $133,684   $142,105



Ratio of Earnings to Fixed
  Charges                           3.24      2.69     3.23     3.18       3.11